EXHIBIT 99

NEWS BULLETIN                               RE:

FROM: FRB                                   HARDINGE INC.
                                            One Hardinge Drive
                                            Elmira, NY 14902
                                            (Nasdaq:  HDNG)
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The Financial Relations Board Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD:
Richard L. Simons             For General Info: Jerry Meyer (212) 661-8030
Senior VP & CFO               For Analyst Info: John McNamara (212) 661- 8030
(607) 734-2281                For Media Info:   Claudine Cornelis (212) 661-8030


FOR IMMEDIATE RELEASE
January 7, 1999

                HARDINGE ANNOUNCES PRELIMINARY RESULTS FOR FOURTH
               QUARTER, WORK FORCE REDUCTION, RESTRUCTURING CHARGE

                     1998 Net Income Expected to be Record
                    Fourth Quarter Brought Decline in Orders
                         Charge will be $900,000 Pretax

ELMIRA, N.Y., JANUARY 7, 1999 - Hardinge Inc. (HDNG), a leading producer of machine tools, said today that - exclusive of a restructuring charge - it expects to report net income of between $5.1 million and $5.3 million, or $0.54 and $0.56 per share diluted, and net sales of between $66 million and $67 million for the fourth quarter of 1998.

         These estimates are based on available preliminary information, are unaudited, and could change slightly as a result of normal year-end adjustments. They compare with record net sales of $66.1 million and record net income of $5.6 million ($0.59 per share diluted) in the fourth quarter of 1997.

         Robert E. Agan, chairman, president and chief executive officer, said the preliminary fourth quarter 1998 results show that by year-end Hardinge was being affected by a slowdown in orders that had hit other machine tool manufacturers earlier. As a result of that slowdown, Mr. Agan said, Hardinge is reducing its U.S. workforce by approximately 200 full-time jobs - roughly 15 percent of the total.



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Hardinge - 2

         "We are very proud of our performance in 1998 as a whole, with sales expected to total approximately $260 million and net income exclusive of restructuring costs reaching a record of approximately $20.5 million," Mr. Agan said.

         "Through new product introductions and other programs we succeeded for a time in bucking the trend that was adversely affecting order rates throughout our industry. But after a very strong September, our orders also began to decline. Profitability came under pressure as a result of discounts offered by competitors attempting to sell off inventory during a period of weak demand. Whether this is a short-term dip in demand or the start of a long-term trend - and it is impossible to know at this point - an adjustment in inventory and operations clearly is required."

         Mr. Agan said also that Hardinge is preparing for the possibility that, as a result of market conditions, sales in 1999 could be as much as 20 percent lower than the 1998 total, with profitability affected similarly. He noted that backlog declined significantly in the fourth quarter of 1998.

         Hardinge has received virtually no orders from automotive customers since the second quarter of 1998, and Mr. Agan said there is no evidence of a turnaround in this market sector. A broader measure, a report issued this week by the National Association of Purchasing Management, shows that manufacturing activity fell in November to the lowest level since May, 1991. "The results of this decline are evident in our order rates in all market segments," Mr. Agan said.

         To cover the costs of the workforce reduction and the costs of moving the manufacture and support of Hansvedt electrical discharge machining equipment from Illinois to Hardinge's headquarters facility in Elmira, N.Y., the company will be taking a pretax charge against earnings of approximately $900,000 ($540,000 or $0.06 per share fully diluted, after tax) in the fourth quarter of 1998. With this charge taken into account, the quarter's net income is expected to be between $4.6 million and $4.8 million or $0.48 and $0.50 per diluted share.

         "We have long said that we were monitoring conditions in the machine tool industry around the world, and that we would take whatever action proved necessary to keep expenses at a level that ensures a healthy return on sales," Mr. Agan said. "We have a long history of managing profitably through downturns, and we have confidence in our ability to continue doing so in the future."

         Hardinge Inc., founded more than 100 years ago, is an international leader in the machine tool industry. The company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The company's common stock trades on Nasdaq under the symbol "HDNG."



    To receive additional information on Hardinge Inc., via fax at no charge,
                 Dial 1-800-PRO-INFO and enter code HDNG.


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Hardinge - 3



This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc. in the fourth quarter of 1998 and in 1999. Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve uncertainties and risk and deal with matters beyond the company's ability to control, and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company's entry into new product and geographic markets, the company's ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors' actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations. Any forward-looking statement should be considered in light of these factors. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.